  EXHIBIT 14

BIORESTORATIVE THERAPIES, INC.

Code of Ethics

Introduction

This Code of Ethics (the “Code”) embodies the commitment of BioRestorative Therapies, Inc. and its subsidiaries (collectively, the “Company”) to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards. All directors, officers and employees of the Company (individually, a “Covered Party” and collectively, the “Covered Parties”) are expected to adhere to the principles and procedures set forth in this Code. For purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, this Code shall be the Company’s code of ethics for its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Code Compliance and Reporting

The Covered Parties should strive to identify and raise potential issues before they lead to problems, and should ask about the application of this Code whenever in doubt. Any Covered Party who becomes aware of any existing or potential violation of this Code should promptly notify the Audit Committee of the Board of Directors (see Exhibit A attached hereto for contact information) (we refer to such contacts as the “Appropriate Ethics Contact”). The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to its attention.

Any questions relating to how these policies should be interpreted or applied should be addressed to the Appropriate Ethics Contact.

Personal Conflicts of Interest

A “personal conflict of interest” occurs when an individual's private interest improperly interferes with the interests of the Company. Personal conflicts of interest, whether actual or apparent, are prohibited as a matter of Company policy, unless they have been approved or waived by the Company. In particular, a Covered Party must never use or attempt to use his or her position at the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity.

Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest, whether actual or apparent, should, to the extent possible, be avoided.

Any Covered Party who is aware of a material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should discuss the matter promptly with the Appropriate Ethics Contact.

Public Disclosure

It is Company policy that the information in our public communications, including our filings made with the United States Securities and Exchange Commission, be full, fair, accurate, timely and understandable. Covered Parties who are involved in the Company’s disclosure process are responsible for acting in furtherance of this policy. In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company's independent auditors.

Compliance with Laws, Rules and Regulations

It is Company policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Covered Party to adhere to the standards and restrictions imposed by those laws, rules and regulations. If a Covered Party is not aware or familiar with the laws, rules or regulations that apply specifically to the Company’s business, he or she must request that the Appropriate Ethics Contact provide such information.

Generally, it is both illegal and against Company policy for any Covered Party who is aware of material nonpublic information relating to the Company, any of the Company's business associates or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another person buy, sell or hold the securities of those issuers. Any Covered Party who is uncertain about the legal rules involving his or her purchase or sale of any Company securities or any securities in issuers with which he or she is familiar by virtue of his or her work for the Company should consult with the Appropriate Ethics Contact before making any such purchase or sale.

Amendment, Modification and Waiver

This Code may be amended or modified by our Board of Directors. Waivers of this Code may only be granted by the Board of Directors or a committee of the Board with specific delegated authority. Waivers will be disclosed as required by the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any applicable rules relating to the maintenance of the listing of the Company’s securities on any stock exchange.

EXHIBIT A

Appropriate Ethics Contact

BioRestorative Therapies, Inc. Audit Committee

BioRestorative Therapies, Inc.

555 Heritage Drive

Suite 130

Jupiter, Florida 33458